BY-LAWS
OF
ATLAS AIR WORLDWIDE HOLDINGS, INC.
********************
Amended and Restated as of September 19, 2014
As Further Amended as of December 12, 2016
ARTICLE I
OFFICES

Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1. An annual meeting of the stockholders for the election of Directors, and to transact such other business as may properly be brought before the meeting, shall be held in the City of Purchase, State of New York, at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Special meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Board of Directors may determine that an annual or special meeting shall not be held at any place, but may instead be held by mean of remote communication in accordance with applicable law.

Section 2. Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

Section 3. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board of Directors, (ii) the Chief Executive Officer of the Corporation or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors.

Section 4. Whenever stockholders are required or permitted to take any action at a meeting, unless notice is waived in writing by all stockholders entitled to vote at the meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, the record date for determining the shareholders entitled to vote at the meeting if such date is different than the record date for determining shareholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose for which the meeting is called.

Unless otherwise provided by law, and except as to any stockholder duly waiving notice, the written notice of any meeting shall be given personally or by mail, not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting. If mailed, notice shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

The Corporation may postpone or cancel any previously called annual or special meeting of stockholders of the Corporation by making a public announcement (as defined in Section 10(C)(2) of these bylaws) of such postponement or cancellation prior to the meeting. When a previously called annual or special meeting is postponed to another time, date or place, if any, notice of the place (if any), date and time of the postponed meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such postponed meeting, shall be given in conformity with this Section 4 unless such meeting is postponed to a date that is not more than 60 days after the date that the initial notice of the meeting was provided in conformity with this Section 4.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the reconvened meeting the Corporation may transact any business which might have been transacted at the original meeting. If, however, the adjournment is for more than thirty 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 5. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal offices of the Corporation ; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before such meeting date. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to which stockholders are entitled to examine the stock ledger or the list required by this Section 5, or to vote in person or by proxy at any meeting of shareholders.

Section 6. The holders of a majority of the stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation or these By-Laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the Chairman or the stockholders entitled to vote thereat, present in person or by proxy may adjourn the meeting from time to time, without notice, except as provided in the last paragraph of Section 4 of this Article II, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 7. Except as otherwise provided by the Certificate of Incorporation or these By-Laws, beginning at the annual meeting of stockholders following the annual meeting of stockholders held in 2014, whenever a nominee for Director is to be elected at a meeting, other than a contested election, the nominee for Director shall be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election. For purposes of this Section 7, broker non-votes and abstentions shall be counted for purposes of the quorum but shall not be counted as constituting votes cast either “for” or “against.” In a contested election of Directors, Directors shall be elected by a plurality of the votes cast at the meeting by the holders of stock entitled to vote. For purposes of this By-Law, a contested election is any election in which for which (i) the secretary of the Corporation receives a notice that a stockholder has nominated a person for election as a Director in compliance with the advance notice requirements for stockholder nominees for Director set forth in the Bylaws of the Corporation and (ii) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. Whenever any corporate action, other than the election of Directors, is to be taken by vote of stockholders at a meeting, it shall be authorized by a majority of the votes cast at the meeting by the holders of stock entitled to vote thereon, except as otherwise required by law, by the Certificate of Incorporation or by these By-Laws.

Except as otherwise provided by law, or by the Certificate of Incorporation or these By-Laws, each holder of record of stock of the Corporation entitled to vote on any matter at any meeting of stockholders shall be entitled to one vote for each share of such stock standing in the name of such holder on the stock ledger of the Corporation on the record date for the determination of the stockholders entitled to vote at the meeting.

Upon the demand of any stockholder entitled to vote, the vote for Directors or the vote on any other matter at a meeting shall be by written ballot, but otherwise the method of voting and the manner in which votes are counted shall be discretionary with the presiding officer at the meeting.

Section 8. At every meeting of stockholders the Chairman of the Board, or any Vice Chairman of the Board, or the Chief Executive Officer, as designated by the Board of Directors, or, if none be present, or in the absence of any such designation, the appointee of the meeting, shall preside. The Secretary, or in his or her absence an Assistant Secretary, or if none be present, the appointee of the presiding officer of the meeting, shall act as secretary of the meeting.

Section 9. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy executed in writing by the stockholder or as otherwise permitted by law, or by his or her duly authorized attorney-in-fact. Such proxy must be filed with the Secretary of the Corporation or his or her representative at or before the time of the meeting.

Section 10. Annual Meetings of Stockholders.

(1) Other than in accordance with Section 13 of Article II of these By-Laws, nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 4 of Article II of these By-Laws, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of paragraph (A) of this Section 10 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Except as otherwise required by law or permitted by Section 13 of Article II of these By-Laws, clause (c) of this Section 10(A)(1) shall be the exclusive means for a stockholder to make nominations or propose other business (other than nominations and proposals properly brought pursuant to applicable provisions of federal law, including the Securities Exchange Act of 1934 (as amended from time to time, the “Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder) before an annual meeting of stockholders.

(2) Except as otherwise required by law, for nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 10, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation with the information contemplated by this Section 10(A)(2) including, where applicable, delivery to the Corporation of timely and completed questionnaires as contemplated by this Section 10(A)(2), and (ii) the business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware (the “DGCL”). The notice requirements of this Section 10(A) shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Act and such stockholder’s proposal has been included in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than thirty days from such anniversary date, notice by the stockholder to be timely must be not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice. Such notice from a stockholder must state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Act and such nominee’s written consent to serve as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings         , and any other material relationship, if any, between or concerning such stockholder, any Stockholder Associated Person (as defined below) or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand, currently in effect or in effect during the past three years; (ii) as to each proposal that the stockholder seeks to bring before the meeting, a brief description of such proposal, the reasons for making the proposal at the meeting, the text of the proposal (including the text of any resolutions proposed for consideration and in the event that it includes a proposal to amend the Certificate of Incorporation or these bylaws, the language of the proposed amendment) and any material interest that the stockholder has in the proposal; and (iii) (A) the name and address of the stockholder giving the notice and the Stockholder Associated Persons, if any, on whose behalf the, (B) the class (and, if applicable, series) and number of shares of stock of the Corporation that are, directly or indirectly, owned beneficially or of record by the stockholder and/or any Stockholder Associated Person, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder and/or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation of the stockholder and/or any Stockholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of stock of the Corporation or Derivative Instruments, (G) any other information relating to such stockholder or any Stockholder Associated Person, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Act and the rules and regulations of the SEC thereunder, (H) a representation that the stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (I) whether either the stockholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting             shares required under applicable law to carry the proposal or to elect a nominee or nominees or otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination.

For purposes of these bylaws, a “Stockholder Associated Person” of any stockholder means (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Act) of such stockholder, (ii) any person acting in concert with such stockholder or any affiliate or associate of such stockholder in respect of the capital stock or any other security of the Corporation. In addition, in order for a nomination to be properly brought before an annual or special meeting by a stockholder pursuant to clause (c) of Section 10(A), any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, and deliver a signed copy of such completed questionnaire to the Corporation within 10 days of the date that the Corporation makes available to the stockholder seeking to make such nomination or such nominee the form of such questionnaire. The Corporation may require any proposed nominee to furnish such other information as may be reasonably requested by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee. The information required to be included in a notice pursuant to this Section 10(A)(2) shall be provided as of the date of such notice and shall be supplemented by the stockholder not later than 10 days after the record date for the determination of stockholders entitled to notice of the meeting to disclose any changes to such information as of the record date. The information required to be included in a notice pursuant to this Section 10(A)(2) shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice required by this Section 10(A)(2) on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 10 to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least ninety days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(B) Special Meeting of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 4 of this Article II of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 10 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice as required by paragraph (A)(2) of this Section 10 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(C) General.

(1) Subject to the Certificate of Incorporation and applicable law, only persons who are nominated in accordance with the procedures set forth in this Section 10 or Section 13 of Article II of these By-Laws shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10.

(2) For purposes of this Section 10, “public announcement” shall mean disclosures in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10. Nothing in this Section 10 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Act or other applicable provisions of federal law. Subject to the Certificate of Incorporation and applicable law, only persons nominated in accordance with procedures stated in this Section 10 shall be eligible for election as and to serve as members of the Board of Directors and the only business that shall be conducted at an annual meeting of stockholders is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 10.

Section 11. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at the meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the DGCL.

Section 12. The chairman of any meeting of stockholders of the Corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion as he or she determines to be in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter of business was not properly brought before the meeting , whether as a result of such nomination or any proposal not having been made according to the procedures stated in Section 10 or otherwise, and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered unless otherwise required by law. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 13. Proxy Access.

(A) Subject to the terms and conditions set forth in these By-laws, the Corporation shall include in its proxy statement and on its form of proxy for an annual meeting of stockholders the name of, and the Additional Information (as defined below) relating to, any nominee for election or reelection to the Board of Directors who satisfies the eligibility requirements in this Section 13 (a “Stockholder Nominee”) and who is identified in a notice that complies with Section 13(F) of this Article II and that is timely delivered pursuant to Section 13(G) of this Article II (the “Stockholder Notice”) by a stockholder on behalf of one or more stockholders, but in no case more than 20 stockholders, who:

(1)	elect at the time of delivering the Stockholder Notice to have such Stockholder Nominee included in the Corporation’s proxy materials;

(2)	as of the date of the Stockholder Notice, own (as defined below in Section 13(C) of this Article II) a number of shares that represents at least 3% of the outstanding shares of the Corporation entitled to vote in the election of Directors (the “Required Shares”) and has owned (as defined below in Section 13(C) of this Article II) continuously the Required Shares (as adjusted for any stock splits, stock dividends or similar events) for at least 3 years; and

(3)	satisfy the additional requirements in these By-laws (such stockholder or stockholders collectively, an “Eligible Stockholder”).

(B) For purposes of satisfying the ownership requirement under Section 13(A) of this Article II:

(1)	the outstanding shares of the Corporation owned by one or more stockholders may be aggregated, provided that the number of stockholders and other beneficial owners whose ownership of shares is aggregated for such purpose shall not exceed 20, and

(2)	two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 14(d)(1)(G)(ii) of the Investment Company Act of 1940 (as amended from time to time, the “Investment Company Act”) (such funds together under each of (i), (ii) or (iii) comprising a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this paragraph and treated as one owner as defined in Section 13(C) if this Article II provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 13.

(C) For purposes of this Section 13, an Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) “owns” only those outstanding shares of the Corporation as to which the stockholder possesses both:

(1)	the full voting and investment rights pertaining to the shares, and

(2)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares:

(i) sold by such stockholder or any control person in any transaction that has not been settled or closed (including any short sales);

(ii) borrowed by such stockholder or any control person for any purpose or purchased by such stockholder or any control person pursuant to an agreement to resell; or

(iii) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its control persons, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of: (I) reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its control persons’ full right to vote or direct the voting of any such             shares, and/or (II) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or control person.

A stockholder “owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned             shares on five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.

(D) No stockholder may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 13. If a stockholder would otherwise qualify as a member of more than one group of stockholders constituting an Eligible Stockholder, it shall be deemed to be a member of the group with the largest shareholding as reflected in the Stockholder Notice.

(E) For purposes of this Section 13, the “Required Information” that the Corporation will include in its proxy statement is:

(1)	the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder and as required by the Nasdaq Stock Market or, if different, the primary exchange on which the common stock of the Corporation is then listed for trading; and

(2)	if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of its Stockholder Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 13, the Corporation may omit from its proxy materials any information or Statement that it in good faith believes would violate any applicable law or regulation. Nothing in this Section 13 shall limit the Corporation’s ability to solicit against, and include in its proxy materials its own statements relating to, any Eligible Stockholder or Stockholder Nominee.

(F) The inclusion of the Stockholder Nominee in the proxy materials shall be subject to the delivery to the Corporation of, and the Stockholder Notice shall set forth, the following:

(1)	as to the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) giving the Stockholder Notice, (i) the name and address of each such stockholder or stockholders, as they appear on the Corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner;

(2)	as to each Stockholder Nominee whom the Eligible Stockholder proposes to nominate for election or reelection to the Board of Directors pursuant to this Section 13, (1) the Required Information (including the Stockholder Nominee’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected) and (2) a description of all direct and indirect compensation and other material monetary or voting agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each Stockholder Nominee, and each Stockholder Nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the Stockholder Nominee were a director or executive officer of such registrant;

(3)	a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18; and

(4)	the written agreement of the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(i)	setting forth and certifying to the number of shares of the Corporation it owns and has owned (as defined in Section 13(C) of this Article II) continuously for at least 3 years as of the date of the Stockholder Notice and agreeing to continue to own such shares through the date of the annual meeting, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N filed by the Eligible Stockholder with the SEC;

(ii)	the agreement of the Eligible Stockholder (or in the case of a group, of each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) to provide written statements from the record holder and intermediaries as required under Section 13(H) of this Article II verifying the continuous ownership by the Eligible Stockholder (or in the case of a group, by each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) of the Required Shares through and as of the business day immediately preceding the date of the annual meeting;

(iii)	the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 13):

(I)	acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent;

(II)	has not nominated and will not otherwise nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 13;

(III)	has not engaged and will not engage in a, and has not been and will not be a “participant” in another person’s, “solicitation” within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a Director at the annual meeting other than its Stockholder Nominee or a nominee of the Board of Directors; and

(IV)	will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(iv)	the agreement of the Eligible Stockholder (or in the case of a group, of the stockholders whose shares are aggregated for purposes of constituting an Eligible Stockholder) to:

(I)	assume all liability stemming from any legal or regulatory violation arising out of such stockholder’s communications with the stockholders of the Corporation or out of the information that such stockholder provided to the Corporation;

(II)	indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 13;

(III)	comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting;

(IV)	file all materials described below in Section 13(H)(3) of this Article II with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A;

(V) immediately notify the Corporation if such stockholder ceases to own any of the Required Shares prior to the date of the annual meeting;

(VI)	intend to be present in person at the annual meeting to present its Stockholder Nominee at the meeting; and

(VII)	provide to the Corporation prior to the annual meeting such additional information as necessary or reasonably requested by the Corporation; and

(v)	in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination.

(G) To be timely under this Section 13, the Stockholder Notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting; provided, however that in the event the date of the current year annual meeting is more than 30 days before or more than 60 days after such anniversary date, the Stockholder Notice to be timely must be so delivered not less than 90 days nor more than 120 days prior to the current year annual meeting or the 10th day following the day on which public announcement of the date of the current year annual meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the delivery of the Stockholder Notice as described above.

(H) An Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) must:

(1)	within five business days after the date of the Stockholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite 3-year holding period, verifying that the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) owns, and has owned continuously for the preceding 3 years, the Required Shares;

(2)	include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the SEC a statement certifying that it owns and continuously has owned, as defined in Section 13(C) of this Article II, the Required Shares for at least 3 years;

(3)	file with the SEC any solicitation or other communication relating to the current year annual meeting, one or more of the Corporation’s Directors or Director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and

(4)	as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five business days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds qualify as a Qualifying Fund.

(I) Within the time period specified in Section 13(G) of this Article II for delivery of the Stockholder Notice, a Stockholder Nominee must deliver to the Secretary of the Corporation a questionnaire, in a form provided by the Corporation. At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days of such request, submit any additional completed and signed questionnaires required of the Corporation’s Directors and provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Stockholder Nominee is independent under the listing standards of the Nasdaq Stock Market or, if different, the primary exchange on which the common stock of the Corporation is then listed for trading, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s Directors.

(J) Notwithstanding anything to the contrary contained in this Section 13, the Corporation may omit from its proxy statement any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(1)	the Secretary of the Corporation receives notice that the Eligible Stockholder nominating such Stockholder Nominee intends to nominate any person for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for Directors set forth in Section 10 of this Article II,

(2)	the Eligible Stockholder (or in the case of a group, any stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) materially breaches any of its agreements, representations, or warranties set forth in the Stockholder Notice, or if any of the information in the Stockholder Notice was not, when provided, true and correct or contains material omissions, or

(3)	the Stockholder Nominee (i) is not independent under the listing standards of the Nasdaq Stock Market or, if different, the primary exchange on which the common stock of the Corporation is then listed for trading, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s Directors, (2) does not qualify as independent under the audit committee independence requirements set forth in the rules of the Nasdaq Stock Market or, if different, the primary exchange on which the common stock of the Corporation is then listed for trading, as a “non-employee director” under Exchange Act Rule 16b-3, or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (3) is or has been, within the past three years, an officer or director of a competitor (as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended) of the Corporation, or (4) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past 10 years.

(K) The number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (A) 2 or (B) 20% of the number of Directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 13 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number below 20%. The following persons shall be considered Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 13 has been reached: (1) any Stockholder Nominee that was submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 13 whom the Board of Directors decides to nominate as a nominee and (2) any Stockholder Nominee whose nomination is subsequently withdrawn. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 13 exceeds this maximum number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as owned in its respective Stockholder Notice submitted to the Corporation. If the maximum number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(L) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (1) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (2) does not receive at least 25% of the votes cast in favor of the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 13 for the next two annual meetings.

ARTICLE III
DIRECTORS

Section 1. The number of Directors which shall constitute the whole Board shall be not less than 1 nor more than 11. Subject to the special right of the holders of any class or series of stock to elect directors, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. The Directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each Director elected shall hold office until the next annual meeting of stockholders at which his successor is elected and qualified. Except as otherwise permitted by or consistent with applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers, at no time shall more than one-third of the Directors in office be Aliens (as defined in the Certificate of Incorporation). Directors need not be stockholders.

Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual meeting of stockholders at which his successor is elected and qualified. If there are no Directors in office, then an election of Directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the Directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such Directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the Directors chosen by the Directors then in office.

Section 3. The business of the Corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

ARTICLE IV
CHAIRMAN OF THE BOARD OF DIRECTORS

Section 1. The Board of Directors in its discretion may elect a Chairman of the Board of Directors and may also choose one or more Vice-Chairman of the Board. The Chairman of the Board of Directors shall be a Director. He shall preside at all meetings of stockholders and of the Board of Directors at which he shall be present, and he shall perform such other duties and enjoy such other powers as shall be delegated to him by the Board of Directors or which are or may at any time be required by law.

Section 2. Each Vice Chairman of the Board, in the absence of the Chairman of the Board, shall have all powers herein conferred upon the Chairman of the Board. In addition, each Vice Chairman shall have such other powers and duties as may be delegated to him or her by the Board of Directors.

Section 3. The Chairman and any Vice-Chairman of the Corporation shall hold office until their successors are chosen and qualify. Any Chairman or Vice-Chairman elected or appointed by the Board of Directors may be removed at any time, with or without prior notice, by the affirmative vote of a majority of the Board of Directors.

ARTICLE V
MEETINGS OF THE BOARD OF DIRECTORS

Section 1. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware at such place as is indicated in the notice or waiver of notice thereof.

Section 2. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting and no notice of such meeting shall be necessary to the newly elected Directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at the time and place immediately following the annual meeting of stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the Directors not attending such meeting.

Section 3. Regular meetings of the Board of Directors shall be held on such date and at such times and places as shall be designated from time to time by the Board of Directors and publicized among all directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 4. Special meetings of the Directors may be called by the Chairman of the Board, any Vice Chairman, the Chief Executive Officer or a majority of the Directors, at such time and place as shall be specified in the notice or waiver thereof. Notice of each special meeting, including the time and place of the meeting, shall be given by the Secretary or by the person calling the meeting to each Director by (a) by mailing written notice thereof not less than five days before the meeting, or (b) by telephone, facsimile or electronic transmission providing notice thereof not less than twenty-four hours before the meeting. Unless otherwise stated in the notice thereof, any and all business may be transacted at a special meeting of the Board of Directors.

Section 5. At all meetings of the Board a majority of the Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 6. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 7. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment but by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

ARTICLE VI
COMMITTEES OF DIRECTORS

Section 1. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation.

Any such committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation to the extent provided in the resolution of the Board of Directors or the duly authorized charter for such committee; provided, however, that to the extent prohibited by law, a committee of the Board of Directors shall not have the power or authority of the Board of Directors. in respect of (1) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to the stockholders of the Company for approval or (2) adopting, amending or repealing any By-Law of the Company.

Section 2. The Board of Directors may, in its discretion designate annually an Executive Committee consisting of not less than three Directors as it may, from time to time determine, subject to applicable laws, rules and regulations. The Committee shall have and may exercise such powers and authority of the Board of Directors in the management of the business and affairs of the corporation as the Board of Directors may from time to time prescribe, subject to applicable laws, rules and regulations, provided, however, that to the extent prohibited by law, the Executive Committee shall not have the power or authority of the Board of Directors in respect of (1) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to the stockholders of the Company for approval or (2) adopting, amending or repealing any By-Law of the Company.

Section 3. The Board of Directors shall designate annually an Audit Committee comprised of three or more independent Directors (defined below). Such committee shall satisfy the requirements of applicable laws, rules and regulations regarding its composition and the qualifications of its members. The Audit Committee shall conduct its activities and govern itself in accordance with the requirements of an Audit Committee Charter adopted and from time to time amended by the Board of Directors.

Section 4. The Board of Directors shall designate annually a Compensation Committee comprised of three or more independent Directors (defined below). Such committee shall satisfy the requirements of applicable laws, rules and regulations regarding its composition and the qualifications of its members. The Compensation Committee shall conduct its activities and govern itself in accordance with the requirements of a Compensation Committee Charter adopted and from time to time amended by the Board of Directors.

Section 5. The Board of Directors shall designate a Nominating and Governance Committee comprised of three or more independent Directors (as defined below) of the Corporation. Such committee shall satisfy the requirements of applicable laws, rules and regulations regarding its composition and the qualifications of its members. The Nominating and Governance Committee shall conduct its activities and govern itself in accordance with the requirements of a Nominating and Governance Committee Charter adopted and from time to time amended by the Board of Directors. For purposes of this Section 6, the term “independent Directors” shall have the meaning ascribed to such term under the rules of the Nasdaq Stock Market or, if different, the primary exchange on which the common stock of the Corporation is then listed for trading.

Section 6. At each meeting of any committee the presence of a majority of the members of such committee shall be necessary to constitute a quorum for the transaction of business, and if a quorum is present the concurrence of a majority of those present shall be necessary for the taking of any action; provided, however, that no action may be taken by the Executive Committee when two or more officers of the corporation are present as members at a meeting of such committee unless such action shall be concurred in by the vote of two or more members of such committee who are not officers of the corporation.

ARTICLE VII
COMPENSATION OF DIRECTORS

Section 1. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors or the Compensation Committee thereof shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors and/or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation.

ARTICLE VIII
REMOVAL OF DIRECTORS

Section 1. Unless otherwise restricted by the Certificate of Incorporation or by law, any Director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of Directors.

ARTICLE IX
NOTICES

Section 1. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, notice is required to be given to stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE X
OFFICERS

Section 1. The officers of the Corporation shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and other officers as may from time to time be elected or appointed by the Board of Directors. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provide.

Section 2. The Board of Directors at its first meeting after each annual meeting of stockholders shall elect a Chief Executive Officer, a President, one or more Vice-Presidents, a Secretary and a Treasurer.

Section 3. The Board of Directors may appoint such other officers, including one or more Vice-Presidents not elected by the Board, and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 4. The officers of the Corporation shall hold office until their successors are elected or appointed by the Board of Directors, and qualified, or until his or her earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed with or without cause at any time by the affirmative vote of a majority of the Board of Directors.

ARTICLE XI
CHIEF EXECUTIVE OFFICER

Section 1. In the absence of the Chairman of the Board of Directors, the Chief Executive Officer shall have and perform the duties of that office. He shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

Section 2. The Chief Executive Officer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, or any officer of the Corporation authorized by the Chief Executive Officer, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

ARTICLE XII
PRESIDENT

Section 1. The President shall perform all the duties and enjoy all the powers commonly incident to his office or delegated to him or which are, or may be, authorized or required by law. In the absence of the Chief Executive Officer, he shall have and perform the duties of that office.

ARTICLE XIII
THE VICE-PRESIDENTS

Section 1. The Vice-Presidents shall perform such duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE XIV
THE SECRETARY AND ASSISTANT SECRETARY

Section 1. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform other duties as the Board of Directors may from time to time prescribe.

Section 2. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE XV
THE TREASURER AND ASSISTANT TREASURERS

Section 1. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

Section 2. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the Corporation.

Section 3. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE XVI
CERTIFICATES FOR SHARES

Section 1. The shares of the Corporation shall be represented by a certificate or shall be uncertificated as provided in the DGCL. Certificates shall be signed by, or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, the President or a Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 2. Any of or all the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

ARTICLE XVII
LOST CERTIFICATES

Section 1. The Board of Directors or any officer of the Corporation may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board of Directors or any officer may, in its/his/her discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it/he/she shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE XVIII
TRANSFER OF STOCK

Section 1. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.

ARTICLE XIX
FIXING RECORD DATE

Section 1. In order for the Corporation to determine the stockholders of the Corporation entitled to notice of any meeting of stockholders of the Corporation, the Board of Directors may, except as otherwise required by applicable law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders of the Corporation shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Section 2. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders of the Corporation shall apply to any postponement or adjournment of the meeting, provided, that the Board of Directors may fix a new record date for determination of the stockholders entitled to vote at a postponed or adjourned meeting, and in such case shall also fix the record date of the stockholders entitled to notice of such postponed or adjourned meeting at the same or on an earlier date as that fixed for determination of the stockholders entitled to vote at the postponed or adjourned meeting.

ARTICLE XX
REGISTERED STOCKHOLDERS

Section 1. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE XXI
OWNERSHIP BY NON-U.S. CITIZENS

Section 1. Foreign Stock Record. There shall be maintained a separate stock record, designated the “Foreign Stock Record,” for the registration of Voting Stock, as defined in Section 2 of this Article XXI, that is Beneficially Owned (as defined in the Certificate of Incorporation) by aliens, as defined in the Certificate of Incorporation (“Alien Stock”). The Beneficial Ownership by aliens of Voting Stock shall be determined in conformity with regulations prescribed by the Board of Directors.

Section 2. Maximum Percentages. At no time shall ownership of shares representing more than the Maximum Percentage, as defined below, be registered in the Foreign Stock Record. As used herein, (a) “Maximum Percentage” means the maximum percentage of voting power of Voting Stock, as defined below, which may be voted by, or at the direction of, Aliens without violating applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers or adversely affecting the Corporation’s operating certificates or authorities, and (b) “Voting Stock” means all outstanding shares of capital stock of the Corporation issued from time to time by the Corporation which, by their terms may vote (at the time such determination is made) for the election of Directors of the Corporation, except shares of Preferred Stock that are entitled to vote for the election of Directors solely as a result of the failure to pay dividends by the Corporation or other breach of the terms of such Preferred Stock.

Section 3. Recording of Shares. If at any time there exist shares of Voting Stock that are Alien Stock but that are not registered in the Foreign Stock Record, the Beneficial Owner thereof may request, in writing, the Corporation to register ownership of such shares on the Foreign Stock Record and the Corporation shall comply with such request, subject to the limitation set forth in Section 2 of this Article XXI. The order in which Alien Stock shall be registered on the Foreign Stock Record shall be chronological, based on the date the Corporation received a written request to so register such shares of Alien Stock. If at any time the Corporation shall find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, there shall be removed from the Foreign Stock Record the registration of such number of shares so registered as is sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage. The order in which such shares shall be removed shall be reverse chronological order based upon the date the Corporation received a written request to so register such shares of Alien Stock.

ARTICLE XXII
GENERAL PROVISIONS — DIVIDENDS

Section 1. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 2. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE XXIII

CHECKS

Section 1. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

ARTICLE XXIV
FISCAL YEAR

Section 1. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XXV
SEAL

Section 1. The corporate seal shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE XXVI
INDEMNIFICATION

Section 1. Any person made a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a Director of the Corporation or officer of the Corporation elected by the Board of Directors, or, while a director or officer of the Corporation elected by the Board of Directors, is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each such person, an “Indemnitee”), shall be indemnified by the Corporation against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article XXVI. In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding for purposes of Section 145(c) of the DGCL. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

Section 2. Any person made a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director or officer of the Corporation elected by the Board of Directors, or while a director or officer of the Corporation elected by the Board of Directors, is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified by the Corporation against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or suit to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). The Corporation shall to the fullest extent permitted by applicable law pay all expenses (including, but not limited to reasonable attorneys’ fees and expenses) actually and reasonably incurred by an Indemnitee in defending any proceeding in advance of its final disposition. Such advancement shall be unconditional, unsecured and interest free and shall be made without regard to Indemnitee’s ability to repay any expenses advanced; provided, however, that, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an unsecured undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article XXVI or otherwise.

Section 3. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 4. The indemnification provided by these bylaws is not exclusive of other indemnification rights arising under the certificate of incorporation of the Corporation, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee. The Board of Directors of the Corporation may, in its discretion, authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise including service with respect to an employee benefit plan, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 3 of this Article XXVI.

Section 5. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Section 6 is not paid in full within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

ARTICLE XXVII
AMENDMENTS

Section 1. The Board of Directors is expressly authorized to adopt, repeal, alter or amend these By-Laws by the vote of a majority of the entire Board of Directors. In addition, the stockholders of the Corporation may adopt, repeal, alter or amend provisions of these By-Laws upon the affirmative vote of the holders of 66 2/3% of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.